Exhibit 99.1

PACER TECHNOLOGY
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(In Thousands, Except Per Share Amounts)

     On September 28, 2001, Pacer Technology consummated the sale of the inventory and certain fixed and intangible assets of the Cook Bates product line to The W.E. Bassett Company for a price of $5.3 million in cash and, concurrently with the completion of that sale, used a portion of the sales proceeds to reduce its outstanding bank indebtedness. The following Unaudited Pro Forma Consolidated Financial Information consists of (i) a Pro Forma Consolidated Balance Sheet at June 30, 2001 which gives pro forma effect to that sale and to the concurrent use of the sales proceeds to reduce outstanding bank indebtedness, as if both of those transactions had occurred on June 30, 2001, rather than on September 28, 2001, and (ii) a Pro Forma Consolidated Statement of Operations for the fiscal year ended June 30, 2001 that gives pro forma effect to that sale as if it had occurred on June 30, 2000, the day preceding the commencement of fiscal 2001.

     The pro forma adjustments set forth in the Unaudited Pro Forma Consolidated Financial Information reflect Pacer Technology’s determination of all adjustments it believes are necessary to fairly present Pacer Technology’s pro forma balance sheet at, and its pro forma statement of operations for the fiscal year ended, June 30, 2001. The adjustments are based on available information and assumptions that Pacer Technology considers reasonable under the circumstances. The Unaudited Pro Forma Consolidated Financial Information is provided for informational purposes and is not necessarily indicative of Pacer’s balance sheet had the sale occurred on June 30, 2001 or of its results of operations had the sale occurred on June 30, 2000. In addition, such information is not intended to be and is not necessarily indicative of Pacer Technology’s results of operations in future periods.

     The Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with Pacer Technology’s historical consolidated financial statements and the notes thereto which are contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 2001 which has been filed with the Securities and Exchange Commission.

99.1-1

PACER TECHNOLOGY AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
At June 30, 2001

		Adjustments
		for		Pro Forma
	Historical	Cook Bates		Consolidated

	(Audited)			(Unaudited)
	(In thousands, except share amounts)
Assets
Current assets:
Cash	$471	—		$471
Trade receivables, less allowance for doubtful accounts of $343	8,292	—		8,292
Other receivables	966	—		966
Inventories, net	7,950	3,992	(a)	3,958
Prepaid expenses	292	—		292
Deferred income taxes	1,860	—		1,860

Total current assets	19,831	3,992		15,839
Equipment and leasehold improvements, net	1,634	93		1,541
Costs in excess of net assets of businesses acquired, net	1,385	—		1,385
Other assets	21	19		2

	$22,871	$4,104		$18,767

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,391	—		$2,391
Accrued expenses	1,506	—		1,506
Revolving bank line of credit	4,648	1,162	(b)	3,486
Current installments of long-term debt	3,042	2,942	(b)	100

Total current liabilities	11,587	4,104		7,483
Deferred income tax liability	44	—		44
Long-term debt, excluding current installments	166	—		166

Total liabilities	11,797	4,104		7,693
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value. Authorized: 50,000,000 shares; issued and outstanding: 3,091,905	7,888	—		7,888
Retained earnings	3,186	—		3,186

Total shareholders’ equity	11,074	—		11,074

	$22,871	$4,104		$18,767

(a)	Cook Bates inventory adjustment is based on inventories on hand at June 30, 2001, rather than the actual quantities sold to The W.E. Bassett Company on September 28, 2001.

(b)	Gives pro forma effect to the use of a portion of the proceeds of the Cook Bates sale to reduce outstanding bank indebtedness, which occurred concurrently with the completion of that sale.

99.1-2

PACER TECHNOLOGY AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2001

		Adjustments
		for		Pro Forma
	Historical	Cook Bates		Consolidated

	(Audited)			(Unaudited)
	(In thousands, except per share amounts)
Net sales	$43,961	$13,042	(c)	$30,919
Cost of sales	30,573	9,267	(c)	21,306

Gross profit	13,388	3,775	(c)	9,613
Selling, general & administrative expenses	12,914	4,576	(d)	8,338
Goodwill impairment on California Chemical sale	1,042	—		1,042

Operating income (loss)	(568)	(801)		233
Other (income) expense:
Interest income	(2)	—		(2)
Interest expense	852	371	(e)	481
Other, net	(9)	(29	)(e)	20

	841	342		499

Income (loss) before income taxes	(1,409)	(1,143)		(266)
Income tax expense (benefit)	(393)	(313	)(f)	(80)

Net income (loss)	$(1,016)	$(830	)(g)	$(186)

Weighted average shares — basic	3,260	3,260		3,260

Basic earnings (loss) per share	$(.31)	$(.25)		$(.06)

Weighted average shares — diluted	3,260	3,260		3,260

Diluted earnings (loss) per share	$(.31)	$(.25)		$(.06)

(c)	To eliminate all sales, cost of sales and gross profit related to the Cook Bates product line for the year ended June 30, 2001.

(d)	To eliminate actual selling expenses associated with the Cook Bates product line. General and administrative expenses were allocated to the Cook Bates product line based on the percentage of total Company sales attributable to that product line.

(e)	To eliminate related interest expense and other income associated with the Cook Bates product line. Interest expense and other income were allocated based upon the working capital of that product line.

(f)	Reflects the adjustment necessary to state the pro forma income taxes at an assumed income tax rate of 34%.

(g)	Does not include the gain on sale of assets.

99.1-3